Exhibit 3.3

DE BRAUW BLACKSTONE WESTBROEK

Versie d.d.

28-6/15-8-2001

MO/FDR/mo/le

F:\ondwerk\ow\ow0l\51623498.as.doc

Akte van oprichting

Schlumberger Finance B.V.

Heden vijftien augustus tweeduizendeen verschijnt voor mij, Mr Francois Diederik Rosendaal, notaris met plaats van vestiging te Rotterdam: Mr Miriam Karin Anneke Offringa, kandidaat-notaris, werk-zaam ten kantore van de naamloze vennootschap: De Brauw Blackstone Westbroek N.V., statutair gevestigd te ‘s Gravenhage, met adres: Zuid-Hollandlaan 7, 2596 AL’ s Gravenhage, in de vestiging te Rotterdam, geboren te Geldrop op twintig december negentienhonderdvijfenzeventig, te dezen handelend als schriftelijk gevolmachtigde van Schlumberger N.V., een vennootschap opgericht naar het recht van de Nederlandse Antillen, statutair gevestigd te Curacao en met adres: Julianaplein 5, Curacao, de Nederlandse Antillen, handelend via haar Nederlandse nevenvestiging Schlumberger Limited Dutch Branch, met adres: Parkstraat 83, 2514 JG Den Haag, Nederland, en als zodanig deze vennootschap vertegenwoordigend.

De comparante verklaart dat Schlumberger N.V. een besloten -vennootschap met beperkte aansprakelijkheid opricht, diewordt geregeerd door de volgende

S T A T U T E N:

Naam. Zetel.

Artikel 1.

De vennootschap draagt de naam: Schlumberger Finance B.V. Zij is gevestigd te Den Haag.

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Doel.

Artikel 2.

De vennootschap heeft ten doel:

het verrichten van financiele transacties, van welke aard ook, zomede al hetgeen met het vorenstaande verband houdt of daartoe bevorderlijk kan zijn, met inbegrip van, doch zonder beperking van het vorenstaande, het financieren van of het geven van financiele bijstand van welke aard ook aan ieder(e) staat, bedrijf, vennootschap, natuurlijk persoon of onderneming van welke aard ook, het verkrijgen van fondsen door middel van publieke en onderhandse leningen van welke aard ook, het aangaan van derivaten transacties, swaps, hedging transacties en factoring transacties, alsmede het stellen van zodanige zekerheden als vereist zal zijnter bevordering van de doelstellingen der vennootschap en voorts het deelnemen in en/of het voeren van het beheer over enig ander bedrijf, vennootschap of onderneming van welke aard ook.

Voor zover toegestaan bij wet kan de vennootschap alle zakelijke handelingen verrichten en alle stappen ondernemen diezij raadzaam acht voor het bevorderen van de doelstellingen der vennootschap, in het bijzonder, doch zonder beperking vanhet bovenstaande, het verkrijgen· en vervreemden van onroerend goed, het oprichten van binnen- en buitenlandse filialen, alsmede het sluiten van samenwerkings en poolovereenkomsten.

Kapitaal en aandelen.

Artikel 3.

3.1.	Het maatschappelijk kapitaal van de vennootschap bedraagt negentigduizend euro (EUR 90.000,). Het is verdeeld in negentigduizend aandelen van een euro (EUR 1,) elk.

3.2.	De aandelen luiden op naam en zijn doorlopend genummerd van 1 af.

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3.3.	Er warden geen aandeelbewijzen uitgegeven.

3.4.

De vennootschap mag leningen met het oog op het nemen of verkrijgen van aandelen in haar kapitaal verstrekken tot ten hoogste het bedrag van haar uitkeerbare reserves. Een besluit van de directie tot het verstrekken van een lening, bedoeld in de vorige zin, behoeft goedkeuring van de algemene vergadering van aandeelhouders, hierna ook te noemen: de algernene vergadering. De vennootschap houdt een niet uitkeerbare reserve aan tot het uitstaande bedrag van de in dit lid genoernde leningen.

Uitgifte van aandelen.

Artikel 4.

4.l.	De algernene vergadering besluit tot uitgifte van aandelen; de algernene vergadering stelt de koers en -de verdere voorwaarden van uitgifte vast.

4.2.	Uitgifte van aandelen geschiedt nimmer beneden pari.

4.3.	Uitgifte van aandelen geschiedt bij notariele akte met inachtneming van het bepaalde in artikel 2:196 Burgerlijk Wetboek.

4.4.	Bij uitgifte van aandelen alsook bij het verlenenvan rechten tot het nernen van aandelen heef teen aandeelhouder geen voorkeursrecht.

4.5.	De vennootschap is niet bevoegd haar medewerking te -verlenen aan de uitgifte van certificaten van aandelen.

Starting op aandelen.

Artikel 5.

5.l.	Aandelen warden slechts tegen volstorting uitgegeven.

5.2.	Storting moet in geld geschieden, voor zover nieteen andere inbreng is overeengekomen.

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5.3.	Starting in geld kan in vreemd geld geschieden, indien de vennootschap daarin toestemt.

Verk.rij ging en vervreemding van eigen aandelen.

Artikel 6.

6.l.

De directie kan met machtiging van de algemene vergadering de vennootschap een zodanig aantal volgestorte aandelen in haar eigen kapitaal onder bezwarende titel doen verkrijgen, dat het nominale be drag van de te verkrijgen en van de reeds door de vennootschap en haar dochtermaatschappijen tezamen -gehouden aandelen in haar kapitaal niet meer dan de helft van het geplaatste kapitaal bedraagt en on verminderd het daaromtrent overigens in de wet be paalde.

6.2.

Ten aanzien van vervreemding door de vennootschap van door haar verkregen aandelen in haar eigen kapitaal is artikel 4, lid 1 van overeenkomstige toepassing. Een besluit tot vervreemding van zodanige -aandelen omvat de goedkeuring, als bedoeld in artikel 2:195, lid 3 Burgerlijk Wetboek.

Aandeelhoudersregister.

Artikel 7.

7.l.	De directie houdt een aandeelhoudersregister overeenkomstig de daartoe door de wet gestelde eisen.

7.2.	De directie legt het register ten kantore van de vennootschap ter inzage van de aandeelhouders.

Oproepingen en mededelingen.

Artikel 8.

8.1.	Oproepingen aan aandeelhouders geschieden bij aldan niet aangetekende brief, verzonden aan de adressen vermeld in het aandeelhoudersregister.

8.2.	Mededelingen aan de directie geschieden bij al dan niet aangetekende brief, verzonden aan het kantoor van de vennootschap of aan de adressen van alle directeuren.

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Wijze van levering van aandelen.

Artikel 9.

De levering van aandelen geschiedt bij notariele akte met inachtneming van het bepaalde in artikel 2:196 Burgerlijk Wetboek.

Blokkeringsregeling.

Artikel 10.

10.1.

Overdracht van aandelen in de vennootschap, daaronder niet begrepen vervreemding door de vennootschap van door haar verkregen aandelen in haar eigen kapitaal, kan slechts geschieden met inachtneming vande leden 2 tot en met 7 van dit artikel.

10.2.	De aandeelhouder die een of meer aandelen wil overdragen, behoeft daartoe de goedkeuring van de algemene vergadering.

10.3.	De overdracht moet plaats vinden binnen drie maanden nadat de goedkeuring is verleend of wordt geacht te zijn verleend.

10.4.

De goedkeuring wordt geacht te zijn verleend, indien de algemene vergadering niet gelijktijdig metde weigering van de goedkeuring aan de verzoeker opgaaf doet van een of meer gegadigden, die bereid zijn al de aandelen, waarophet verzoek om goedkeuring betrekking heeft, tegen contante betaling te kopen, tegen de prijs, vastgesteld op de wijze also mschreven in lid 5; de vennootschap zelf kan slechts met goedkeuring van de verzoeker als gegadigde warden aangewezen.

De goedkeuring wordt eveneens geacht te zijn verleend, indien de algemene vergadering niet binnen zes weken na het verzoek om goedkeuring op dat verzoek heeft beslist.

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10.5.	De verzoeker en de door hem aanvaarde gegadigdenzullen in onderling overleg de in lid 4 bedoelde prijs vaststellen.

Bij gebreke van overeenstemming geschiedt de vaststelling van de prijs door een onafhankelijke deskundige, aan te wijzen door de directie en de verzoeker in onderling overleg.

10.6.

Indien de directie en de verzoeker omtrent de aanwijzing van de onafhankelijke deskundige geen over eenstemming bereiken, geschiedt die aanwijzing door de Voorzitter van de Kamer van Koophandel en Fabrieken, in welker gebied de vennootschap haar sta —tutaire zetel heeft.

10.7.

Zodra de prijs van de aandelen door de onafhankelijke deskundige is vastgesteld, is de verzoeker gedurende een maand na de prijsvaststelling vrij te beslissen, of hij zijn aandelen aan de aangewezen gegadigden zal overdragen.

Bestuur.

Artikel 11.

11.l.	De vennootschap wordt bestuurd door een directie, bestaande uit een of meer directeuren. De algemene vergadering bepaalt het aantal directeuren. Een rechtspersoon kan tot directeur warden benoemd.

11.2.	Directeuren warden benoemd door de algemene vergadering. De algemene vergadering kan hen te allentijde schorsen en ontslaan.

11.3.	De algemene vergadering stelt de arbeidsvoorwaarden van de directeuren vast.

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11.4.	Ingeval van belet of ontstentenis van een of meerdirecteuren zijn de overblijvende directeuren of is de enig overblijvende directeur tijdelijk met het bestuur belast.

Ingeval van belet of ontstentenis van alle directeuren of de enige directeur is de persoon, die de algemene vergadering daartoe heeft aangewezen casu quo zal aanwijzen, tijdelijk met het bestuur be last.

Ingeval van ontstentenis neemt de in de vorige zin bedoelde persoon zo spoedig mogelijk de nodige maatregelen teneinde een definitieve voorziening te doen treffen.

Besluitvorming van de directie.

Artikel 12.

12.1.

De directie kan, met inachtneming van deze statuten, een reglement opstellen, waarin aangelegenheden, haar intern betreffende, warden geregeld. Voorts kunnen de directeuren, al dan niet bij reglement, hun werkzaamheden onderling verdelen.

12.2.	De directie vergadert, zo dikwijls een directeur het verlangt. Zij besluit bij volstrekte meerderheid van de uitgebrachte stemmen. Bij staking van stemmen beslist de algemene vergadering.

12.3.	De directie kan ook buiten vergadering besluitennemen, mits dit schriftelijk, telegrafisch, per telex of per telecopier geschiedt en alle directeuren zich voor het desbetreffende voorstel uitspreken.

12.4.	De directie zal zich gedragep. naar de door de algemene vergadering gegeven aanwijzingen betreffende de algemene lijnen van het te voeren financiele, sociale, economische en het personeelsbeleid.

12.5.	De directie behoeft de goedkeuring van de algemene vergadering voor duidelijk ineen daartoe strekkend besluit van de algemene vergadering omschreven besluiten.

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Vertegenwoordiging. Procuratiehouders.

Artikel 13.

13.1.	De directie, zomede iedere directeur afzonderlijk, is bevoegd de vennootschap te vertegenwoordigen.

13.2.

Indien een directeur in prive een overeenkomst met de vennootschap sluit of in prive enigerlei procedure tegen de vennootschap voert, kan de vennootschap ter zake warden vertegenwoordigd door een vande andere directeuren, tenzij de algemene vergadering daartoe een persoon aanwijst of de wet op andere wijze in de aanwijzing voorziet. Zodanige persoon kan ook zijn de directeur, te wiens aanzien het strijdig belang bestaat. Indien een directeur opeen andere wijze dan in de eerste zin van dit lid omschreven een belang heeft, dat strijdig is met dat van de vennootschap, is hij, evenals iedereandere directeur, bevoegd de vennootschap te vertegenwoordigen.

13.3.

De directie kan aan een of meer personen, al danniet in dienst van de vennootschap, procuratie of anderszins doorlopende vertegenwoordigingsbevoegd heid verlenen. Tevens kan de directie aan personen als in de vorige zin bedoeld, alsook aan andere personen mits in dienst van de vennootschap, zodanige titel toekennen, als zij zal verkiezen.

Algemene vergaderingen.

Artikel 14.

14.1.	De jaarlijkse algernene vergadering wordt binnen zesrnaanden na afloop van het boekjaar gehouden.

14.2.	De agenda voor deze vergadering bevat in ieder geval de vaststelling van de jaarrekening en de bepaling ·van de winstbestemming, tenzij de termijn voor het opmaken van de jaarrekening is verlengd.

In die algemene vergadering wordt de persoon, bedoeld in artikel 11, lid 4, aangewezen en wordt voorts behandeld, hetgeen met inachtneming van de leden 5 en 6 van dit artikel, verder op de agenda is geplaatst.

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14.3.	Een algemene vergadering wordt bijeengeroepen zodikwijls de directie of een aandeelhouder het wen selijk acht.

14.4.	De algemene vergaderingen worden gehouden in de gemeente waar de vennootschap haar statutaire zetel heeft.

In een elders gehouden algemene vergadering kunnen slechts geldige besluiten worden genomen, indien het gehele geplaatste kapitaal is vertegenwoordigd.

14.5.	Aandeelhouders worden tot de algemene vergadering opgeroepen door de directie, door een directeur of door een aandeelhouder. Bij de oproeping worden de te behandelen onderwerpen steeds vermeld.

14.6.

De oproeping geschiedt niet later dan op de vijftiende dag voor die van de vergadering.Was die termijn korter of heeft de oproeping niet plaats gehad, dan kunnen geen wettige besluiten worden genomen, tenzij het besluit met algemene stemmen wordt genomen in een vergadering, waarin het gehele geplaatste kapitaal vertegenwoordigd is. Ten aanzien van onderwerpen die niet in de oproepingsbrief of in een aanvullenpe oproepingsbrief met inachtneming van de voor oproeping gestelde termijn zijn aangekondigd, vindt het bepaalde in de vorige zin overeenkomstige toepassing.

14.7.	De algemene vergadering benoemt zelf haar voorzitter. De voorzitter wijst de secretaris aan.

14.8.	Van het ter vergadering verhandelde worden notulen gehouden.

Stemrecht van aandeelhouders.

Artikel 15.

15.1.	Elk aandeel geeft recht op het uitbrengen van eenstem. Aan vruchtgebruikers en pandhouders van aan delen kan niet het aan die aandelen verbonden stemrecht worden toegekend.

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15.2.	Aandeelhouders kunnen zich ter vergadering dooreen schriftelijk gevolmachtigde doen vertegenwoordigen.

15.3.	Besluiten worden genomen bij volstrekte meerderheid van de uitgebrachte stemmen.

15.4.

Aandeelhouders kunnen alle besluiten, die zij in vergadering kunnen nemen, buiten vergadering nemen, mits de directeuren in de gelegenheid zijn gesteld over het voorstel advies uit te brengen. Een zoda nig besluit is slechts geldig, indien alle stemgerechtigde aandeelhouders schriftelijk, telegra fisch, per telex of per telecopier ten gunste van het desbetreffende voorstel stem hebben uitge bracht.

Degenen die buiten vergadering een besluit hebben genomen, doen van het aldus genomen besluit onver wijld mededeling aan de directie.

Boekjaar. Jaarrekening.

Artikel 16.

16.l.	Het boekjaar is gelijk aan het kalenderjaar.

16.2.

Jaarlijks binnen vijf maanden na afloop van elk boekjaar behoudens verlenging van deze termijn met ten hoogste zes maariden door de algemene verga dering op grand van bijzondere omstandigheden -maakt de directie een jaarrekening op en legt zij deze voor de aandeelhouders ter inzage ten kantore van de vennootschap.

De jaarrekening gaat vergezeld van de verklaring van de accountant, bedoeld in artikel 17, zo de daar bedoelde opdracht is verstrekt, van het jaar verslag, tenzij artikel 2:403 Burgerlijk Wetboek, voor de vennootschap geldt, en van de in artikel 2:392, lid l Burgerlijk Wetboek, bedoelde overige gegevens, voor zover het in dat lid bepaalde op de vennootschap van toepassing is.

De jaarrekening wordt ondertekend door alle directeuren.

Indien de ondertekening van een of meer van hen ontbreekt, dan wordt daarvan onder opgaaf van de reden melding gemaakt.

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16.3.

Vaststelling van de jaarrekening door de algemene vergadering strekt, tenzij die vergadering een voorbehoud maakt, de directie tot decharge voor haar bestuur over het afgelopen boekjaar, onvermin derd het in de wet bepaalde.

Accountant.

Artikel 17.

De vennootschap kan aan een accountant, als bedoeld in ar tikel 2:393 Burgerlijk Wetboek, de opdracht verlenen om de door de directie opgemaakte jaarrekening te onderzoeken overeenkomstig het bepaalde in lid 3 van dat artikel, met dien verstande dat de vennootschap daartoe gehouden is in dien de wet dat verlangt.

Indien de wet niet verlangt dat de in de vorige zin bedoelde opdracht wordt verleend, kan de vennootschap een opdracht tot onderzoek van de opgemaakte jaarrekening ook aan een andere deskundige verlenen; zoqanige deskundige wordt hierna ook aangeduid als accountant.

Tot het verlenen van de opdracht is de algemene vergadering bevoegd. Gaat deze daartoe niet over, dan is de directie bevoegd.

De aan de accountant verleende opdracht kan te allen tijde warden ingetrokken door de algemene vergadering of door de directie, indien deze de opdracht heeft verleend.

De accountant brengt omtrent zijn onderzoek verslag uit aan de directie en geeft de uitslag van zijn onderzoek in een verklaring weer.

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Winst en verlies.

Artikel 18.

l8.l.	Uitkering van winst ingevolge het in dit artikel bepaalde geschiedt na vaststelling van de jaarrekening waaruit blijkt dat zij geoorloofd is.

l8.2.	De winst staat ter vrije beschikking van de algemene vergadering.

l8.3.

De vennootschap kan aan de aandeelhouders en andere gerechtigden tot de voor uitkering vatbare winst slechts uitkeringen doen voor zover haar eigen vremogen groter is dan het bedrag van het geplaatste kapitaal verrneerderd met de reserves die krachtens de wet rnoeten worden aangehouden.

18.4.	Ten laste van de door de wet voorgeschreven reserves mag een tekort slechts warden gedelgd voor zover de wet dat toestaat.

18.5.	Bij de berekening van de verdeling van een voor uitkering op aandelen besternd bedrag tellen de aan delen die de vennootschap houdt in haar eigen kapitaal niet mee.

Winstuitkering.

Artikel 19.

19.1.	Dividenden zijn opeisbaar vier weken na vaststelling, tenzij de algernene vergadering daartoe op voorstel van de directie een andere datum bepaalt.

19.2.	De algernene vergadering kan besluiten, dat dividenden geheel of gedeeltelijk in een andere vorrn dan in contanten zullen warden uitgekeerd.

19.3.	Onverminderd het bepaalde in artikel 18, lid 3, kan de algemene vergadering besluiten tot gehele of gedeeltelijke uitkering van reserves.

19.4.	Onverminderd het bepaalde in artikel 18, lid 3, wordt, indien de algemene vergadering op voorstel van de directie dat bepaalt, een tussentijdse uit kering gedaan.

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Vereffening.

Artikel 20.

20.1.	Indien de vennootschap wordt ontbonden ingevolge een besluit van de algemene vergadering, geschiedt de vereffening door de directie, indien en voor zover de algemene vergadering niet anders bepaalt.

20.2.

Nadat de rechtspersoon heeft opgehouden te bestaan blijven de boeken, bescheiden en andere gegevens dragers van de vennootschap gedurende zeven jaar berusten onder degene die daartoe door de vereffenaars is aangewezen.

Overgangsbepaling.

Artikel 21.

Het eerste boekjaar eindigt op eenendertig december tweeduizendeen.

Dit artikel verliest zijn werking na verloop van het eerste boekjaar.

Tenslotte verklaart de comparante:

a.	het geplaatste en gestorte kapitaal van de vennootschap bedraagt achttienduizend euro (EUR 18.000,--) ;

b.	in het kapitaal van de vennootschap neemt de oprichtster deel voor achttienduizend aandelen;

c.

de oprichtster is met en namens de vennootschap over eengekomen, dat zij haar aandelen in geld volstort; aan hetgeen omtrent zodanige volstorting in artikel 2:203a, lid 1 Burgerlijk Wetboek is bepaald, is voldaan; voor zover volstorting heeft plaatsgevonden overeenkomstig lid 1, onder b van dat wetsartikel, aanvaardt de vennootschap de storting;

d.	er zullen voorlopig drie directeuren zijn; voor de eerste maal warden tot directeur benoemd:

1.	Abraham Rutger Verburg, wonende te Haydenlaan 3, 5583 XS Waalre, geboren op Curacao, Nederlandse An

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2.	tillen, op dertien oktober negentienhonderdeenen vijftig;

3.	Anna Marie Hrayssi, wonende te 16 Rue Stanislas, 75006 Parijs, Frankrijk, geboren te Rauen, Frankrijk, op veertien september negentienhonderdachten veertig; en

4.	Philippe Francois Petre, wonende te 42 Rue Saint Dominique, 75007 Parijs, Frankrijk, geboren te Ashieres, Frankrijk, op zeventien februari negentienhon derdachtenvijftig.

De vereiste ministeriele verklaring van geen bezwaar is verleend op zes augustus tweeduizendeen, nummer B.V. 1173362.

De verklaring waarvan artikel 2:203a Burgerlijk Wetboek aanhechting aan deze akte voorschrijft en de ministeriele verklaring van geen bezwaar, warden aan deze akte gehecht. Van de schriftelijke volmacht blijkt uit twee onderhandse akten van volmacht, welke aan deze akte worden gehecht. Waarvan deze akte in minuut wordt verleden te Rotterdam, op -de datum in het hoofd van deze akte verrneld. Na rnededeling van de zakelijke inhoud van de akte, het geven van een toelichting daarop en het wijzen op de gevolgen die voor de partij uit de inhoud van de akte voort vloeien en na de verklaring van·de comparante van de inhoud van de akte te hebben kennisgenormen en daarmee in te stem men, wordt deze akte onmiddellijk na voorlezing van die gedeelten van de akte, waarvan de wet voorlezing voor schrijft, door de comparante, die aan mij, notaris, bekend is, en mij, notaris, ondertekend. (get.): M.K.A. Offringa, F.D. Rosendaal.

UITGEGEVEN VOOR AFSCHRIFT

DE BRAUW BLACKSTONE WESTBROEK
Versie d.d. 28-6/15-8-2001 MO/FDR/mo/le F:\ondwerk\en\EN0l\51623498.zs.doc

UNOFFICIAL TRANSLATION

Deed of Incorporation

Schlumberger Finance B.V.

On this day, the fifteenth day of August two thousand and one appears before me, Francois Diederik Rosendaal, notaris (civil-law notary) practising in Rotterdam:

Miriam Karin Anneke Offringa, candidate civil-law notary, employed by De Brauw Blackstone Westbroek N.V., a limited liability company, with corporate seat in The Hague, with address at Zuid Hollandlaan 7, 2596 AL Den Haag, the Netherlands, at the office in Rotterdam, born in Geldrop on the twentieth day of december nineteen hundred and seventy five, who is acting for the purpose hereof as attorney authorised in writing of: Schlumberger N.V, a company organised under the laws of the Netherlands Antilles, with corporate seat in Curacao and addreess. at Julianaplein 5, Curacao, the Netherlands Antilles, acting through its Dutch branch office Schlumberger Limited Dutch Branch, with address: Parkstraat83, 2514 JG The Hague, the Netherlands and as such representing such company.

The person appearing declares that Schlumberger N.V. incorporates a private company with limited liability, which shall be governed by the following

ARTICLES OF ASSOCIATION:

Name. Corporate Seat.

Article 1.

The name of the company is: Schlumberger Finance B.V.

Its corporate seat is in The Hague.

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Objects.

Article 2.

The objects of the company are:

to engage in financial transactions of any kind, as well as anything that is incidental or may be conducive thereto, including, but without limitation to the above, the financing of, or the provision of financial assistance of any nature to, any state, enterprise, company, natural person or business enterprise of any nature, the obtaining of funds through public or private borrowings of any nature, the entering into derivatives transactions, swaps, hedging transactions and factoring transactions as well providing such security as may be required to further the objects of the company, and in addition to participate in, and/or conduct the management of, any other business, company or enterprise of any nature.

To the extent permitted by law, the company may effect any business transactions and take any steps which it considers expedient to further the objects of the company, in particular, but without limitation to the above, the acquisition and disposal of real estate, the establishment of domestic and foreign branches a.nd·; the conclusion of cooperation and pooling agreements.

Share capital and shares.

Article 3.

3.1.	The authorised share capital of the company amounts to ninety thousand euro (EUR 90,000.). It is divided into ninety thousand shares of one euro (EUR 1) each.

3.2.	The shares shall be in registered form and shall be numbered consecutively from 1 onwards.

3.3.	No share certificates shall be issued.

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3.4.

The company may make loans with a view to a subscription for or acquisition of shares in its share capital up to the amount of its distributable reserves. A resolution by the managing board to make a loan as referred to in the preceding sentence shall be subject to the approval of the general meeting of shareholders, hereinafter also to be referred to as: the general meeting.

The company shall maintain a non-distributable reserve equal to the outstanding amount of the loans referred to in this paragraph.

Issue of shares.

Article 4.

4.l.	Shares shall be issued pursuant to a resolution of the general meeting; the general meeting shall determine the price and further terms and conditions of the issue.

4.2.	Shares shall never be issued at a price below par. 4.3. Shares shall be issued by notarial deed, in accordance with the provisions set out in section 2:196 of the Civil Code.

4.4.	Shareholders have no pre-emption rights upon issue of shares or upon a grant of rights to subscribe for shares.

4.5.	The company is not authorised to cooperate in the issue of depositary receipts for shares.

Payment for shares.

Article 5.

5.l.	Shares shall only be issued against payment in full.

5.2.	Payment must be made in cash to the extent that no alternative contribution has been agreed.

5.3.	Payment in cash may be made in a foreign currency, subject to the company’s consent.

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Repurchase and disposal of shares.

Article 6.

6.l.

Subject to authorisation by the general meeting, the managing board may cause the company to acquire for a consideration such number of fully paid up shares in its own share capital that the aggregate par value of the shares in its share capital to be acquired and already held by the company and its subsidiary companies does not exceed fifty percent of the issued share capital, without prejudice to the other relevant provisions of the law.

6.2.

Article 4, paragraph 1, shall equally apply to the disposal by the company of shares acquired in its share capital. A resolution to dispose of such shares shall be deemed to include the approval as referred to in section 2:195, subsection 3 of the Civil Code.

Shareholders register.

Article 7.

7.1.	The managing board shall maintain a shareholders register in accordance with the relevant statutory requirements.

7.2.	The managing board shall make the register available at the office. of tbe.company for inspection by the shareholders.

Notices of meetings and notifications.

Article 8.

8.1.	Notices of meetings to shareholders shall be sent by registered or regular letter to the addresses stated in the shareholders register.

8.2.	Notifications to the managing board shall be sent by registered or regular letter to the office of the company or to the addresses of all managing directors.

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Transfer of shares.

Article 9.

Any transfer of shares shall be effected by notarial deed, in accordance with the provisions set out in section 2:196 of the Civil Code.

Restrictions on the transfer of shares.

Article 10.

10.1.

A transfer of shares in the company - not including a disposal by the company of shares which it has acquired in its own share capital - may only be effected with due observance of paragraphs 2 to 7 inclusive of this article.

10.2.	A shareholder who wishes to transfer one or more shares shall require the approval of the general meeting.

10.3.	The transfer must be effected within three months after the approval has been granted or is deemed to have been granted.

10.4.

The approval shall be deemed to have been granted if the general meeting, simultaneously with the refusal to grant its approval, does not provide the requesting shareholder with the names of one or more prospective purchasers who are prepared to purchase all of the shares referred ‘to in the request for approval against,payment in cash, at the purchase price determined in accordance with paragraph 5; the company itself may only be designated as prospective purchaser with the approval of the requesting shareholder.

The approval shall likewise be deemed granted if the general meeting has not within six weeks of its receipt made a decision in respect of the request for approval.

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10.5.	The requesting shareholder and the prospective purchasers accepted by him shall determine the purchase price referred to in paragraph 4 by mutual agreement.

Failing agreement, the purchase price shall be determined by an independent expert, to be designated by mutual agreement between the managing board and the requesting shareholder.

10.6.

Should the managing board and the requesting shareholder fail to reach agreement on the designation of the independent expert, such designation shall be made by the President of the Chamber of Commerce and Industry in the district in which the company has its corporate seat.

10.7.

Once the purchase price of the shares has been determined by the independent expert, the requesting shareholder shall be free, for a period of one month after the determination of the purchase price, to decide whether he will transfer his shares to the designated prospective purchasers.

Management.

Article 11.

11.1.	The company shall be managed by a managing board, consisting of one or more managing directors. The general meeting shall determine the number of managing directors.

A legal entity may be appointed as a managing director.

11.2.	Managing directors shall be appointed by the general meeting. The general meeting may at any time suspend and dismiss managing directors.

11.3.	The general meeting shall determine the terms and conditions of employment of the managing directors.

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11.4.

In the event that one or more managing directors is prevented from acting or is failing, the remaining managing directors or the only remaining managing director shall temporarily be in charge of the management.

In the event that all managing directors are or the only managing director is prevented from acting or are/ is failing, the person designated or to be designated for that purpose by the general meeting shall temporarily be in charge of the management. Failing one or more managing directors the person referred to in the preceding sentence shall as soon as possible take the necessary measures to come to a definitive arrangement.

Resolutions by the managing board.

Article 12.

12.l.

With due observance of these articles of association, the managing board may adopt rules governing its internal proceedings. Furthermore, the managing directors may, by rules or otherwise, divide their duties among themselves.

12.2.	The managing board shall meet whenever a managing director so requires. The managing board shall adopt its resolutions by an absolute majority of votes cast.

In a tie vote, the general meeting’ shall decide.

12.3.

The managing board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing, by cable, by telex or by telefax and all managing directors have expressed themselves in favour of the proposal concerned.

12.4.	The managing board shall adhere to the instructions of the general meeting in respect of the general financial, social, economic and personnel policies to be pursued by the company.

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12.5.	The general meeting may adopt resolutions pursuant to which clearly specified resolutions of the managing board require its approval.

Representation. Authorised signatories.

Article 13.

13.1.	The managing board as well as each managing director individually shall have power to represent the company.

13.2.

If a managing director, acting in his personal capacity, enters into an agreement with the company, or if he, acting in his personal capacity, conducts any litigation against the company, the company may be represented in that matter by one of the other managing directors, unless the general meeting designates a person for that purpose or unless the law provides otherwise for such designation. Such person may also be the managing director with whom the conflict of interest exists.

If a managing director has a conflict of interest with the company other than as referred to in the first sentence of this paragraph, he shall, like each of the other managing directors, have power to represent the company.

13.3.

The managing board may grant.-to one or more persons, whether or not employed by the company, the power to represent the company ( “procuratie" ) or grant in a different manner the power to represent the company on a continuing basis. The managing board may also grant such titles as it may determine to the persons referred to in the preceding sentence as well as to other persons, but only if they are employed by the company.

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General meetings.

Article 14.

14.1.	The annual general meeting shall be held within six months after the end of the financial year.

14.2.	The agenda for this meeting shall in any case include the adoption of the annual accounts and the allocation of profits, unless the period for preparation of the annual accounts has been extended.

At

this general meeting the person referred to in article 11, paragraph 4, shall be designated and, furthermore, all items which have been put on the agenda in accordance with paragraphs 5 and 6 of this article shall be discussed.

14.3.	A general meeting shall be convened whenever the managing board or a shareholder considers this appropriate.

14.4.	General meetings shall be held in the municipality where the company has its corporate seat.

Resolutions	adopted at a general meeting held elsewhere shall be valid only if the entire issued share capital is represented.

14.5.	Shareholders shall be given notice of the general meeting by the managing board, by a managing director or by a shareholder. The notice shall specify the items to be discussed:

14.6.	Notice shall be given not later than on the fifteenth day prior to the date of the meeting.

If the notice period was shorter or if no notice was sent, no valid resolutions may be adopted unless the resolution is adopted by unanimous vote at a meeting at which the entire issued share capital is represented.

The provision of the preceding sentence shall equally apply to matters which have not been mentioned in the notice of the meeting or in a supplementary notice sent with due observance of the notice period.

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14.7.	The general meeting shall appoint its chairman. The chairman shall designate the secretary.

14.8.	Minutes shall be kept of the business transacted at a meeting.

Voting rights of shareholders.

Article 15.

15.1.	Each share confers the right to cast one vote. The voting rights attached to shares may not be conferred on holders of a right of usufruct and holders of a right of pledge on such shares.

15.2.	Shareholders may be represented at a meeting by a proxy authorised in writing.

15.3.	Resolutions shall be adopted by an absolute majority of the votes cast.

15.4.	Shareholders may adopt any resolutions which they could adopt at a meeting, without holding a meeting, provided that the managing directors have been able to advise regarding the resolution.

Such a resolution shall only be valid if all shareholders entitled to vote have cast their votes in writing, by cable, by telex or by telefax in favour of the proposal concerned.

Those who have adopted a resolution without holding a meeting shall forthwith notify the managing board of the resolution so adopted.

Financial year. Annual accounts.

Article 16.

16.1.	The financial year shall coincide with the calendar year.

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16.2.

Annually, within five months after the end of each financial year save where this period is extended by a maximum of six months by the general meeting on the basis of special circumstances the managing board shall prepare annual accounts and shall make these available at the office of the company for inspection by the shareholders. The annual accounts shall be accompanied by the auditor’s certificate, referred to in article l7, if the instructions referred to in that article have been given, by the annual report, unless section 2:403 of the Civil Code is applicable to the company, and by the additional information referred to in section 2:392, subsection l of the Civil Code, insofar as the provisions of that subsection apply to the company.

The annual accounts shall be signed by all managing directors. If the signature of one or more of them is lacking, this shall be disclosed, stating the reasons.

l6.3.

Adoption of the annual accounts by the general meeting shall constitute a discharge of the managing board for its management during the financial year concerned, unless a proviso is made by the general meeting and without prejudice to the provisions of the law.

Auditor.

Article 17.

The company may instruct an auditor, as referred to in section 2:393 of the Civil Code, to audit the annual accounts prepared by the managing board in accordance with subsection 3 of section 2:393, provided however that the company must give such instructions if the law so requires. If the law does not require that the instructions mentioned in the preceding sentence be given, the company may also instruct another expert to audit the annual accounts prepared by the managing board; such expert shall hereinafter also be referred to as auditor.

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The general meeting shall be authorised to give the instructions referred to above. If the general meeting fails to give the instructions, the managing board shall be authorised to do so.

The instructions given to the auditor may be revoked at any time by the general meeting or by the managing board if it has given the instructions.

The auditor shall report on his audit to the managing board and shall issue a certificate containing the results of the audit.

Profit and loss.

Article 18.

18.1.	Distribution of profits pursuant to this article shall take place after the adoption of the annual accounts which show that the distribution is allowed.

18.2.	The profits shall be at the free disposal of the general meeting.

18.3.

The company may only make distributions to shareholders and other persons entitled to distributable profits only to the extent that its shareholders‘ equity exceeds the sum of its issued share capital and the reswrves to be maintained by law.

18.4.	A loss may be set off against the reserves to be maintained by law only to the extent permitted by law.

18.5.	When dividing the amount to be distributed among shareholders, shares held by the company shall not be taken into account.

Distribution of profits.

Article 19.

19.1.	Dividends shall be due and payable four weeks after they have been declared, unless the general meeting determines another date on the proposal of the managing board.

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19.2.	The general meeting may resolve that dividends will be distributed in whole or in part in a form other than cash.

19.3.	Without prejudice to article 18, paragraph 3, the general meeting may resolve to distribute all or any part of the reserves.

19.4.	Without prejudice to article 18, paragraph 3, interim distributions shall be made if the general meeting so determines on the proposal of the managing board.

Liquidation.

Article 20.

20.1.	If the company is dissolved pursuant to a resolution of the general meeting, it shall be liquidated by the managing board if and to the extent that the general meeting does not resolve otherwise.

20.2.	After the legal entity has ceased to exist, the books and records of the company shall for a period of seven years remain in the custody of the person designated for that purpose by the liquidators.

Transitional provision.

Article 21.

The first financial year ends on the thirty-first day of December two thousand and one.

This article shall cease to have effect after expiry of the first financial year.

Finally the person appearing declares that:

a.	the issued and paid-up share capital of the company amounts to eighteen thousand euro (EUR 18,000.—);

b.	the incorporator subscribes for eighteen thousand shares in the company’s share capital;

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c.

the incorporator has agreed with and on behalf of the company that it shall fully pay up its shares in cash; the requirements concerning such payment as set out in section 2:203a, subsection 1, of the Civil Code have been fulfilled; to the extent that payment in full has been effected in accordance with subsection l(b) of that section, the company accepts the payment;

d.	for the time being there shall be three managing directors;

for the first time the following managing directors are appointed:

l. Abraham Rutger Verburg, residing at Haydnlaan 3, 5583 XS Waalre, born on Curacao, Netherlands Antilles, on the thirteenth day of October nineteen hundred and fifty-one;

2. Anna Marie Hrayssi, residing at 16 Rue Stanislas, 75006 Paris, France, born in Rouen, France, on the fourteenth day of September nineteen hundred and forty-eight; and

3. Philippe Francois Petre, residing at 42 Rue Saint Dominique, 75007 Paris, France, born in Ashieres, France, on the seventeenth day of February nineteen hundred and fifty-eight;

The requisite ministerial declaration of no-objection was granted on the sixth day of August two thousand and one, number B.V. 1173362.

The certificate to be attached to this deed pursuant to section 2:203a of the Civil Code and the ministerial declaration of no-objection are attached to this deed. The written powers of attorney to the person appearing are evidenced by two private instruments which are attached to this deed.

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In witness whereof the original of this deed, which will be retained by me, notaris, is executed in Rotterdam, on the date first mentioned in the head of this deed.

Having conveyed the substance of the deed and given an explanation thereto and having pointed out the consequences arising from the contents of the deed for the party and ,. fallowing the statement of the person appearing that she has taken note of the contents of the deed and agrees with the same, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself, notaris.

(signed): M.K.A. Offringa, F.D. Rosendaal.